UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14D-9

(RULE 14d-101)

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

PHARMACYCLICS, INC.

(Name of Subject Company)

PHARMACYCLICS, INC.

(Name of Persons Filing Statement)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

716933106

(CUSIP Number of Class of Securities)

Robert W. Duggan

Chairman and Chief Executive Officer

995 E. Arques Avenue

Sunnyvale, California 94085-4521

(408) 774-0330

(Name, address and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

With copies to:

Robert T. Ishii

Denny Kwon

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

(650) 493-9300

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 5.02, 5.03, 8.01 and 9.01 of the Current Report on Form 8-K filed by Pharmacyclics, Inc. on March 6, 2015 (including all exhibits attached thereto) is incorporated herein by reference.